SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934

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Natus Medical Incorporated

(Name of Registrant as Specified in Its Charter)

Voce Catalyst Partners LP
Voce Capital Management LLC
Voce Capital LLC

J. Daniel Plants
Mark G. Gilreath
Lisa Wipperman Heine
Joshua H. Levine

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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On June 22, 2018, Voce Capital Management LLC issued the following press release:

vocecapital

A voice for value

VOCE CAPITAL ANNOUNCES THE ELECTION OF ITS NOMINEES TO NATUS’ BOARD

Preliminary Results Indicate Voce Has Received Enough Votes to Elect Nominees Lisa Wipperman Heine and Joshua H. Levine as Independent Natus Directors

Natus Stockholders Express Powerful Demand for Change, Casting Nearly 70% of Their Votes for Voce Nominees

Ms. Heine and Mr. Levine Will be Constructive and Independent Change Agents at Natus

San Francisco, CA (June 22, 2018) – Voce Capital Management LLC (“Voce”), a long-term owner of Natus Medical Incorporated (Nasdaq: BABY) (“Natus,” or the “Company”) and the owner of approximately 2.2% of its shares outstanding, announced today that, based on the preliminary report provided by its proxy solicitor, it has received enough votes to elect Voce’s nominees, Lisa Wipperman Heine and Joshua H. Levine (the “Nominees”), to fill the two seats up for election on the Board of Natus by an overwhelming margin at the Company’s 2018 Annual Meeting, which took place this morning.

Voce issued the following statement in connection with the preliminary results of the Annual Meeting:

“Based on preliminary voting totals tabulated by Voce’s proxy solicitor, Voce believes that it has received enough votes to elect its nominees, Ms. Heine and Mr. Levine, to the Natus Board. Ms. Heine and Mr. Levine received nearly 70% of the shares voted in the election, or more than four times as many votes as the Company’s nominees.1

“Taken together, these election results convey a strong and powerful mandate for change at Natus. Stockholders clearly expressed their dissatisfaction with the status quo and the message sent to the Board by stockholders is unmistakable.

_________________________________

1 Prior to any votes being cumulated.

The Pyramid | 600 Montgomery Street San Francisco, CA 94111 (415) 489-2600 tel (415) 489-2610 fax www.vocecapital.com

Voce Capital Announces the Election of Its Nominees to Natus’ Board

June 22, 2018

“We also believe, based on the preliminary results, that Voce’s effort to recall Chairman Robert Gunst did not pass this year. Natus’ Charter required a majority of the shares outstanding (not simply those voting) in order for the Removal Proposal to pass. However, it’s noteworthy that more shares were voted to remove the Chairman than were voted in favor of either of the Company’s Director candidates. We believe this is a strong indicator of current stockholder sentiment when it comes to the leadership of the Board, suggesting to us that had the Company not had a staggered Board (meaning that Chairman Gunst would have had to run for reelection this year in a regular contest) he might well have been defeated. Voce notes that Chairman Gunst must stand for reelection just one year from now, at the 2019 Annual Meeting.”

“Voce is most grateful for the strong support expressed by our fellow stockholders, and both leading proxy advisory services, in favor of our Nominees. We nominated Ms. Heine and Mr. Levine because we believe these outstanding individuals will bring thoughtful, independent perspective to Natus and that their lengthy experience is highly relevant to the issues at hand. We look forward to a brighter future at Natus and to our nominees being welcomed into the boardroom.”

About Voce Capital Management LLC

Voce Capital Management LLC is a fundamental value-oriented, research-driven investment adviser founded in 2011 by J. Daniel Plants.  The San Francisco-based firm is 100% employee-owned.

Investor Contact:

Okapi Partners LLC

Bruce H. Goldfarb / Patrick J. McHugh

(212) 297-0720 or Toll-free (877) 259-6290

info@okapipartners.com

Media Contact:

Sloane & Company

Dan Zacchei / Joe Germani

(212) 486-9500

dzachei@sloanepr.com / jgermani@sloanepr.com

vocecapital